CERTIFICATE OF DESIGNATION, PRIVILEGES, PREFERENCES AND RIGHTS

of

CLASS “A” COMMON STOCK Of My Palace Portal, Inc.

My Palace Portal, Inc., a corporation organized and existing under the laws of the State of Wyoming (the Corporation"), hereby certifies that the Board of Directors of the Corporation (the "Board of Directors" or the Board"), pursuant to authority of the Board of Directors as provided by Sections 17 16 602 et al of the Wyoming Business Corporation Act and in accordance with the provisions of its Certificate of Incorporation and Bylaws, has and hereby authorizes a Class of Common stock of the Corporation's authorized Common Stock, no par value (the Common Stock"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof, as follows:

I. DESIGNATION AND AMOUNT

The designation of this Class which consists of 2,500,000 shares is the Class A Common Stock (Class A Common Stock") having $.001 par value per share.

II. DIVIDENDS

Dividends on the Class A Common Stock shall not be cumulative and, in any year, shall not be declared and/or paid unless and until: (a) dividends on all now or hereinafter issued and outstanding Preferred Shares have been declared and paid; and (b) a like dividend as is issued Class A Common Stockholders has been declared and paid to all other Classes of Common now or hereinafter issued and outstanding.

III. RANK

All shares of the Class A Common Stock shall rank equally to all other classes Corporation's Common Stock and junior to any class or series of capital stock of the Corporation hereafter created with the Majority Vote of the Board of Directors of the Company then in existence specifically ranking, by its terms, such new Class senior to the Class A Common Stock in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

IV. CONVERSION

A. Conversion at the Option of the Holder. Each holder of shares of Class A Common Stock may, at any time and from time to time, convert (an "Optional Conversion") any portion of his shares of Class A Common Stock into a number of fully paid and nonassessable shares of Class B Common Stock at a conversion rate of one share of Class A Common Stock for 20 Shares of Class B Common Stock.

B. Mechanics of Conversion. In order to effect an Optional Conversion, a holder shall fax (or otherwise deliver) a copy of the fully executed Notice of Conversion to the Corporation (Attention: Secretary) and as soon as is practicable thereafter, surrender or cause to be surrendered the original certificates representing the Class A Common Stock being converted (the "Class A Stock Certificates"), duly endorsed, along with a copy of the Notice of Conversion to the Corporation. Upon receipt by the Corporation of a facsimile copy of a Notice of Conversion from a holder, the Corporation shall promptly send, via facsimile, a confirmation to such holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Class B Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the conversion. The Corporation shall not be obligated to issue shares of Common Stock upon a conversion unless either the Class A Common Shares are delivered to the Corporation as provided above, or the holder notifies the Corporation that such Class A Common Stock Certificates have been lost, stolen or destroyed and delivers the documentation to the Corporation required by Article VIII..(B) hereof.

(i) Delivery of Class B Common Stock Upon Conversion. Upon the surrender of Class A Common Stock Certificates accompanied by a Notice of Conversion, the Corporation (itself, or through its transfer agent) shall, no later than the later of (a) the third business day following the Conversion Date or (b) the business day following the date of such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of indemnity pursuant to Article VIII. (B) (the "Delivery Period"), issue and deliver (i.e., deposit with a nationally recognized overnight courier service postage prepaid) to the holder or its nominee that number of shares of Common Stock issuable upon conversion of such shares of Class A Common Stock being converted and a certificate representing the number of shares of Class A Common Stock not being converted, if any. Notwithstanding the foregoing, if the Corporation's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, and so long as the certificates therefore do not bear a legend and the holder thereof is not then required to return such certificate for the placement of a legend thereon (pursuant to the terms of the, the Corporation shall cause its transfer agent to promptly electronically transmit the Common Stock issuable upon conversion to the holder by crediting the account of the holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system (DTC Transfer"). If the aforementioned conditions to a DTC Transfer are not satisfied, the Corporation shall deliver as provided above to the holder physical certificates representing the Common Stock issuable upon conversion. Further, a holder may instruct the Corporation to deliver to the holder physical certificates representing the Common Stock issuable upon conversion in lieu of delivering such shares by way of DTC Transfer.

(ii) shall promptly issue such number of shares of Class B Common Stock, in accordance with subparagraph (i) above, as are not disputed. If such dispute involves the calculation of the Conversion Price, and such dispute is not promptly resolved by discussion between the relevant holder and the Corporation, the Corporation shall submit the disputed calculations to an independent outside accountant, via email or facsimile within three business days of receipt of the Notice of Conversion. The accountant, at the Corporation's sole expense, shall promptly audit the calculations and notify the Corporation and the holder of the results no later than three business days from the date it receives the disputed calculations. The accountant's calculation shall be deemed conclusive, absent manifest error. The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with subparagraph (i) above.

V. LIQUIDATION PREFERENCE

A. If the Corporation shall commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator ( or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be un-

stayed and in effect for a period of 90 consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up its affairs. ( each a "Liquidation Event"), no distribution shall be made to the holders of any shares of capital stock of the Corporation unless and until Senior Securities pursuant to the rights, preferences and privileges thereof, if any, shall have received the Liquidation Preference.

B. The purchase or redemption by the Corporation of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Corporation.

VI. VOTING RIGHTS

(a) Except as otherwise required by law or in any Certificate of Designations, Preferences, Privileges and Rights ("Certificate of Designations") with respect to all matters upon which Stockholders are entitled to vote or to which Stockholders are entitled to give consent, the holders of any outstanding shares of Class A Common Stock and all other classes of Common Stock shall vote together without regard to class. Holders of Class A Common Stock shall be entitled to cast, in person or by proxy, 100 votes for each share of Class A Common Stock held by such shareholder.

VII. PROTECTION PROVISIONS

So long as any shares of Class A Common Stock are outstanding, the Corporation shall not take any of the following corporate actions (whether by merger, consolidation or otherwise) without first obtaining the approval by vote or written consent of the holders of a majority of the issued and outstanding shares of the Class A Common Stock:

(i) alter or change the rights, preferences or privileges of the Class A Common Stock, or increase the authorized number of shares of Class A Common Stock;

(ii) alter or change the rights, preferences or privileges of any capital stock of the Corporation so as to affect adversely the Class A Common Stock;

(iii) redeem, repurchase or otherwise acquire, or declare or pay any cash dividend or distribution on any Junior Securities. Notwithstanding the foregoing, the Corporation shall, without the prior approval of the Majority

Holders, be entitled to repurchase Junior Securities from employees of the Corporation in connection with employee compensation plans approved by the Corporation's Board of Directors;

Notwithstanding the foregoing, no change pursuant to this Article VII shall be effective to the extent that, by its terms, it applies to less than all of the holders of shares of Class A Common Stock then outstanding.

VIII. MISCELLANEOUS

A. Cancellation of Class A Common Stock. If any shares of Class A Common Stock are redeemed or repurchased by the Corporation, the shares so redeemed shall be canceled, and shall not be issuable by the Corporation as Class A Common Stock.

B. Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Class A Common Stock Certificate(s) and (ii) in the case of loss, theft or destruction, indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or in the case of mutilation, the Class A Common Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Class A Common Stock Certificate(s) of like tenor and date.

C. Payment of Cash; Defaults. Whenever the Corporation is required to make any cash payment to a holder under this Certificate of Designation (as payment of any Dividend, upon redemption or otherwise), such cash payment shall be made to the holder within five business days after delivery by such holder of a notice specifying that the holder elects to receive such payment in cash and the method (e.g., by check, wire transfer) in which such payment should be made and any supporting documentation reasonably requested by the Corporation to substantiate the holder's claim to such cash payment or the amount thereof. If such payment is not delivered within such five business day period, such holder shall thereafter be entitled to interest on the unpaid amount at a per annum rate equal to the lower of eighteen percent (18%) and the highest interest rate permitted by applicable law until such amount is paid in full to the holder.

D. Remedies Cumulative. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designation. The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of Class A Common Stock and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees, in the event of any such breach or threatened breach, that the holders of Class A Common Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

E. Waiver. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Class A Common Stock granted hereunder may be waived as to all shares of Class A Common Stock ( and the holders thereof) upon the written consent of the Majority Holders of Class A Common Stock unless a higher percentage is required by applicable law, in which case the written consent of the holders of not less than such higher percentage of shares of Class A Common Stock shall be required.

F. Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile transmission, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party. The addresses for such communications are (i) if to the Corporation to and (ii) if to any holder to the address set forth under such holder's name on the books and records of the Corporation.

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation this 26th day of March 2020.

Board of Directors of My Palace Portal, Inc

By______________________